Exhibit 10.2
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
[Sovello AG Letterhead]
[Note: This exhibit filing is a translation of the original German language version letter agreement]
Deutsche Bank Luxembourg S.A.
International Loans & Agency Services
Luxembourg
vorab per Email
Fax: +3524212295771
Bitterfeld-Wolfen, 9. April 2009
Waiver to suspend the endowment of the debt servicing account according to the Syndicated Loan Agreement dated 30.04.2007 in the Edition of Addendum Nr. 1 date 22.05.2007 and Addendum Nr. 2 dated 01.09.2007 (“Loan Agreement”) dated 01.01.2009 until 30.06.2009 as well as suspending of all amortization payments until 30.06.2009 under the Loan Agreement before and including 31.03.2009.
Dear Mr. Schröter,
We hereby request the issuance of the following waiver in consideration of the protocol of the Syndicate Bank meeting of March 24, 2009 enclosed in Appendix 1 as well as the letter of the agent, Deutsche Bank Luxembourg S.A., dated March 31, 2009, enclosed in Appendix 2 under the terms listed in points (a) through (h) and providing that the explanations and modifications agreed in the meeting with the lead Syndicate Bank on April 7, 2009 under point 2 of the protocol enclosed as Appendix 3:
1.	The Banks suspend the obligation Sovello AG to endow the debt servicing account (EUR 25 mil) per 01.01.2009 until 30.06.2009, without waiving the rights resulting from the violation of this contractual obligation.

2.	The banks defer all repayments under the Loan Agreement up to and including 31.03.2009 until 30.06.2009, without waiving the rights resulting from the violation of this contractual obligation.

3.	The banks prolong until 30.06.2009 the interest fixings payable until 30.06.2009 with same-day fixing. The margin is increased to 300bps until the completion of the financing negotiations.

The aim is to work out a restructuring for the entire Sovello AG financing by 30.06.2009.
We confirm that all of the obligations concerning fulfillment of the contract documents are being met by Sovello AG with the exception of the following contract violations as described in this letter.
May we ask you to issue the requested waiver providing that the obligations under the following points (a) through (f) are fulfilled, whereby the waiver is issued on the resolving condition that the obligations of one or more Shareholders of Sovello AG or Sovello AG itself under points c), d), e) and f) are not fulfilled within the period stipulated and the effect of the resolving conditions does not occur at the time of issuance of the waiver but at the moment of first occurrence of a resolving condition:
a)	Sovello AG will appoint an external consultant to compile of a continuation report. . The extent of the report will be quantified in a separate scope of work. The consultant shall be mandated as a previously noninvolved, neutral third party, meaning that the current auditor of Sovello AG, Deloitte & Touche GmbH may not be considered. In the meantime we have commissioned PwC Price Waterhouse Coopers AG chartered accountants (following “PwC”) with the compilation of a continuation report.

b)	Contribution of a Shareholder Loan for the amount of EUR 15 mil until 03.04.2009 on the current account of Sovello AG with Deutsche Bank AG or HypoVereinsbank AG with the purpose of securing the liquidity of Sovello AG. In the meantime the Shareholder Loan has been paid in.

c)	Pledge of Shareholder Guarantees for the amount of EUR 10 mil respectively by each Shareholder (= EUR 30 mil) until April 15, 2009 by Evergreen and Q-Cells and until April 30, 2009 Q-Cells pledges to provide a further guarantee for the amount of EUR 10 mil on the deferring condition that REC has not taken over the Shareholder guarantee demanded by the banks as of April 30, 2009.

d)	Repayment of Prepayments for the amount of USD 10 mil (approx. EUR 7.7 m) by REC until April 30, 2009. In the event that this payment by REC Solar Grade Silicon LLC or the parent company, REC ASA, has not been effected by April 30, 2009, Q-Cells pledges to cover a resulting liquidity requirement of Sovello in the scope of the obligation entered into by Q-Cells under point (e). A Statement of Obligation that corresponds to the preceding sentence in verbatim must be presented by April 15, 2009.

e)	Securing of liquidity. The Shareholders pledge to satisfy arising liquidity requirements in as far as these are not caused by amortization payments to the Banks or are based on such a cause, until restructuring of the Syndicated Loan is complete at latest by August 15, 2009 unless the Banks release the shareholders from this obligation. A Statement of Obligation that corresponds to the preceding sentence in verbatim must be presented by April 15, 2009. If a positive continuation forecast can be derived from the continuation report PwC has been commissioned to compile and the restructuring of the financing presumably will not be completed by June 30, 2009, the deferral of payable amortizations and a prolongation of the amortization amounts extending beyond June 30, 2009 must be evaluated within sufficient time whether such can be declared by the banks.

f)	Monthly submission of income statements until 14 days after end of the previous month (including future plan and comparisons to the previous year) as well as a weekly updated liquidity preview (planning period 6 months, where the first month is always to be displayed on a weekly level).
We advise you of the following violations of terms of the loan agreement:
Key Financial Figures 31.12.2008 (Article 15 (1) Loan Agreement)
We hereby advise you of the violation of the key financial figure “debt to service ratio” (required: 1.05; actual 0.70). The key financial figures “debt ratio” as well as “interest coverage ratio” were fulfilled.
Key Financial Figures 31.03.2009 und 30.06.2009 (Article 15 (1) Loan Agreement)
We hereby advise you that we expect violation of the key financial figures as defined in the Loan Agreement based on the current state of information and planning per 31.03.2009 and 30.06.2009.
Non-endowment of the debt service reserve account
The debt service reserve account (EUR 25 mil) was not endowed per 01.01.2009 in violation of the provisions of the Loan Agreement.
Utilization of production capacity (Article 16 (19) Loan Agreement)
The allocation of the production capacity of minimum 75% for the next 12-month-period and minimum 50% for the following 12-month-period cannot be ascertained based on the finalized sales contracts.
Violation of the business plan and resulting substantial disadvantages (Article 17 (0) Loan Agreement)
The business plan 2008 was not abided by (consequence profit after tax EUR [****]). We are however still of the opinion that the violation has not resulted in any substantial disadvantages or expect these to eventuate in future (e.g. a considerable deterioration of the economic situation). [****.] The shareholders have granted loans for the amount of EUR 24 mil in order to compensate the budget deviations and liquidity effects of the increased costs.
With this said, please state in the issued waiver that you will not exercise any of rights resulting from the named violations of the Loan Agreement until 30.06.2009.
The protocols of the Syndicate Bank meeting of March 24, 2009 enclosed in Appendix 1, the letter of the agent, Deutsche Bank Luxembourg S.A., of March 31, 2009, enclosed in Appendix 2, as well as the protocol of the meeting with the lead Syndicate Bank of April 7, 2009 enclosed in Appendix 3, are substantial components of this waiver.
We will fulfill all of the terms in Appendix 2 and Appendix 3 in as far as these concern Sovello or are required of Sovello.

The waiver fee for the agreements entered into in accordance with the Loan Agreement amount to EUR 2,000.00 per Syndicate Bank. Sovello will pay this fee following approval of the waiver.

Sincerely

Christian Langen	Dr. Ingolf Weise
CSO	Prokurist / Finanzdirektor
Statement of Shareholders:
We are hereby — subject to committee approval (internal and external committees) — prepared to provide the contributions listed according to Appendix 2 and 3, by all shareholders or solely, completely within the periods stipulated. As far as necessary we will bring about the committee decisions without delay.

Q-Cells SE

REC ASA

Evergreen Inc